EXHIBIT 4.3
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                            CAS MEDICAL SYSTEMS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

            1. INTRODUCTION

            The CAS Medical Systems, Inc. Employee Stock Purchase Plan (the "Plan") is designed to provide Eligible Employees with the opportunity to own common stock ("Common Stock") in CAS Medical Systems, Inc. (the "Company") through a payroll-deduction based employee stock purchase plan, thereby stimulating Eligible Employees' interest in the growth and prosperity of the Company.

            The Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, and the Plan shall be construed in accordance with such purpose.


            2. ELIGIBLE EMPLOYEES

            An "Eligible Employee" is any person (i) who is an employee of the Company or a U.S. subsidiary of the Company designated as a "participating subsidiary" (each such entity being referred to as a "Participating Employer") by the Company's Compensation Committee (the "Committee") and (ii) who is customarily employed for at least twenty (20) hours a week as of the Initial Payroll Deduction Date (as defined below). An Eligible Employee shall be eligible to purchase Common Stock under this Plan in accordance with the terms of the Plan.

            Any provision of this Plan to the contrary notwithstanding, no otherwise Eligible Employee shall be granted a Purchase Right under this Plan:

                  (a) if, immediately after the grant such Eligible Employee would own shares and/or hold outstanding Purchase Rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the company or any subsidiary of the Company; or

                  (b) that permits the Eligible Employee to purchase more than $25,000 worth of Common Stock (or such greater amount as may be then permitted by Section 423, or any successor provision, of the Code), based on the Fair Market Value of the Shares determined at the time such Purchase Right is granted, for each calendar year in which such Purchase Rights are outstanding under all employee stock purchase plans of the Company and its subsidiaries; or

                  (c) that permits the Eligible Employee to purchase more than 1,500 shares during any Offering Period.

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            An Eligible Employee who elects to participate as provided in
Paragraph 4 shall be a referred to as a "Participant".


            3. OFFERING

            While the Plan is in effect, two Offering Periods shall commence in each calendar year, unless otherwise determined by the Committee. The Offering Periods shall consist of the six-month periods commencing on each January 1 and July 1, except that the first offering period shall, unless otherwise determined by the Committee, commence on July 1, 2004 and extend through December 31, 2004. The first day of the Offering Period shall be known as the "Offering Date".

            For each Offering Period, the last business day of the term of the Offering Period shall be the date of exercise (the "Purchase Date") unless the Committee determines otherwise. For each Offering, the purchase price per share of stock (the "Purchase Price" or "Exercise Price") will be the lower of the average of the high and low price of the Common Stock on the OTC Bulletin Board (the "Average Price") on (i) the Offering Date or (ii) the Purchase Date, less fifteen percent (15%) (the "Discount"). Notwithstanding the foregoing, the Committee may determine in its discretion and in advance of the commencement of the Offering Period that a smaller Discount shall apply. In no event shall the Committee determine a Purchase Price that is less than the lowest price that employee stock purchase plans are permitted to establish under Section 423 (or any successor provision) of the Code nor shall a Purchase Right granted under this Plan be exercisable for a period of time longer than that permitted under
Section 423 (or any successor provision) of the Code.

            The Committee shall in its discretion determine the terms and conditions under which each Offering shall be made and shall authorize and determine in advance of the Offering the aggregate number of shares of Common Stock that may be issued pursuant to each Offering. The Committee shall determine the exact number of shares of Common Stock utilized in each Offering and shall report such information to the Treasurer or his or her delegate. The terms of such Offering shall comply in all respects with Section 423 of the Code, including the Purchase Price and the duration of the exercise period for such Offering.

            Notice of each Offering will be given to Eligible Employees with full details as to the aggregate number of shares offered, the Purchase Price per share for the Offering, the restrictions on the maximum number of shares purchasable by the Participant with respect to each Offering Period, the amount of payroll deductions to be made, and any pro rata reduction required in accordance with Paragraph 5.

            Under the terms of this Plan, all Eligible Employees granted a Purchase Right pursuant to an Offering shall have the same rights and privileges with respect to such Purchase Right, except that the number of shares of Common Stock that may be purchased by any Eligible Employee will be based on his or her total Payroll Deductions during the Offering Period.

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            4. PAYROLL DEDUCTIONS; PURCHASE OF COMMON STOCK

            An Eligible Employee may become a Participant in the Plan by filing on or before the Offering Date of an Offering a completed Stock Purchase form provided by the Company (i) authorizing Payroll Deductions (as described herein) and (ii) subscribing to purchase that number of shares of Common Stock purchasable based on the total Payroll Deductions deducted with respect to the Offering Period and the Purchase Price determined in accordance with Paragraph
3. Any such Stock Purchase form pursuant to this Paragraph 4 shall remain in effect for subsequent Offerings unless such Participant completes and files a new Stock Purchase form and Payroll Deduction authorization, which shall be applied only to future Offerings. A Participant may cancel his participation in any Offering in accordance with Paragraph 8.

            (a) Eligible Employees may elect to authorize their Participating Employer to make Payroll Deductions from Compensation in terms of either whole percentage amounts or whole dollar amounts (subject to any minimum percentage or dollar amount per payroll period that the Committee shall establish); provided, however, that no Payroll Deduction for any Offering Period shall exceed ten percent (10%) percent of a Participant's Compensation during the period that begins on the Offering Date and ends on the Purchase Date.

            "Compensation" shall mean a Participant's base salary earnings for the Offering Period, except that, with respect to Participants paid partially or entirely on commission, "Compensation" shall mean such Participant's Average Benefit Base Rate of compensation for the Offering Period. "Average Benefit Base Rate" shall equal an amount, determined by taking the prior year's year regular earnings from January 1 through August 31 of such year, plus commissions for the same period, divided by 8 and multiplied by the number of months in the Offering Period.

            (b) Unless the Committee shall specify otherwise, deductions shall begin in the first pay period commencing after the Offering Date (the "Initial Payroll Deduction Date"). All Payroll Deductions may be used by the Company for general corporate purposes. A separate bookkeeping account ("Book Account") shall be maintained by the Company for each Participant, and the amount of each Participant's Payroll Deductions shall be credited to such account. Except as provided in Paragraph 9, no interest shall be paid on the balance of the Employee's Book Account. Payroll Deductions shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

            (c) Unless the Committee shall specify otherwise, each Participant will be granted an allotment for the number of shares of Common Stock which are purchasable, computed as the aggregate Payroll Deduction designated by such Participant on such Participant's Stock Purchase form to be deducted during the term of the Offering divided by the Purchase Price (determined in accordance with Paragraph 3), subject to the provisions of Paragraph 5 below. If such amount does not result in a whole number of shares of Common Stock, the number of shares will be decreased to the next lowest whole number.

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            (d) Unless an Employee exercises his right to cancel and makes a request of the Committee prior to the Purchase Date to withdraw his Book Account in cash, the amount of an Employee's Book Account shall automatically be used to exercise his Purchase Right on the Purchase Date. The Employee's Purchase Right will be exercised, in purchases of whole shares of Common Stock, to the extent of the amount in the Employee's Book Account; provided, however, the Employee is not limited in the exercise of his Purchase Right to the amount credited to his Book Account. The Employee may supplement the amount of his Book Account to exercise his Purchase Right (for the number of shares of Common Stock that the Employee had elected to purchase during the Offering Period pursuant to Paragraph 4) by paying cash and/or tendering Shares (if permitted) to the Plan Administrator.

            (e) Any Payroll Deductions not applied to the purchase of Shares on the Purchase Date (because not sufficient to purchase whole Shares) shall remain in the Participant's Book Account for the purchase of shares of Common Stock under the next Offering, unless such Participant withdraws from such next Offering, or is not eligible to participate in such Offering (including because of his premature disposition of Shares acquired under the Plan under subparagraph (f) below), in which case such amount shall be distributed in cash to the Participant after the Purchase Date without interest. Any Payroll Deductions not applied to the purchase of shares of Common Stock by reason of the limitation on the maximum number of Shares purchasable by an Employee on the Purchase Date shall be promptly returned in cash to the Employee without interest.

            (f) If a Participant Disposes of Shares acquired under this Plan prior to having held such Shares for a twelve (12) month period from the Purchase Date, then the Participant shall be ineligible to purchase additional shares under any Offering in effect as of the date of disposition, any Payroll Deductions taken with respect to the Offering Period for such Offering shall be returned in accordance subparagraph (e), and the Participant shall further be ineligible to participate in the purchase of Shares during the next succeeding Offering Period.


            5. OVERSUBSCRIPTIONS

            In the event the number of shares for which subscriptions are received exceeds the number of shares offered as determined under Paragraph 3, the number of shares allotted to each Participant will be proportionately reduced.


            6. RIGHTS AS A STOCKHOLDER

            A Participant will have none of the rights or privileges of a stockholder of the Company until the full purchase price of such Participant's shares has been paid and such shares of Common Stock have been issued to the Participant and recorded in the books of the Company (or its transfer agent).

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            7. ISSUANCE OF STOCK

            Unless a Participant cancels such Participant's Purchase Right as provided below, it will be exercised and become an obligation to take the shares of Common Stock as of the Purchase Date. Within a reasonable time after the Purchase Date, the number of shares purchased by a Participant, determined as provided in Paragraph 4, will be credited to such Participant.

            The shares will be issued in the name of the employee or, upon such employee's request, jointly in such employee's name and that of a family member as specified on such employee's Stock Purchase Registration form.

            The Committee, in its discretion, may impose restrictions on the transferability of shares of Common Stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates, other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability instructing the transfer agent to notify the Company of any transfer of such shares, and may require that any shares acquired pursuant to the Plan be held in the Participants' Book Accounts until the expiration of any restrictions. Such restrictions, if any, shall apply uniformly to all Participants with respect to any Offering.


            8. RIGHT TO CANCEL

            Prior to the final Payroll Deduction to be made pursuant to any Offering, a Participant may cancel all or any part of such Participant's right to purchase by filing a notice of cancellation with the Company. Promptly after the Company's receipt of such notice, the Participant will receive the Payroll Deductions then credited to his Book Account, without interest thereon. Rights to purchase which have been canceled pursuant to this Paragraph may not be reinstated at a later date. However, the Participant may participate with respect to future Offerings, provided he remains an Eligible Employee.


            9. TERMINATION OF EMPLOYMENT

            If a Participant (i) dies, (ii) retires on or after reaching age 55 with 10 years of service, or (iii) terminates due to disability (as defined in the Company's long-term disability plan) prior to such Participant's final Payroll Deduction for an Offering, such Participant or such Participant's legal representative may, within a period of three (3) months following the Participant's death or retirement either:

                  (a) cancel such Participant's Purchase Right and request payment in cash of the entire amount which has been deducted under the Plan plus interest as computed below, or

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                  (b) receive the number of full shares of Common Stock which the Payroll Deductions will purchase, at the Purchase Price, and receive the balance, if any, in cash.

            Notice of choice between (a) and (b) above shall be given to the Company in writing and if such notice is not received within the prescribed period, the Company shall act in accordance with (a) above.

            If a Participant's employment is otherwise terminated, such Participant's only right will be to receive in cash the amount which has been deducted under the Plan, together with interest, calculated at the average passbook rate (or such other rate as the Committee shall determine), on the average balance of Payroll Deductions credited to such Participant's Book Account during the during the Offering Period up to the Participant's termination date.

            A Participant who remains an employee, but whose name is temporarily taken off the payroll because of leave of absence, temporary disability, temporary layoff, military service or for service with another organization to the mutual benefit of the Company and the employee, may cancel such Participant's right to purchase and receive the amounts accumulated to such Participant's credit, or make special arrangements to continue payments, or to suspend them. In the event that the Participant's Payroll Deductions are suspended pursuant to this paragraph, but the Participant nevertheless wishes to exercise his Purchase Right in full, then payment of the Purchase Price must be made not later than the Purchase Date.


            10. DESIGNATION OF BENEFICIARY.

            (a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any from the Participant's Book Account under the Plan in the event of such Participant's death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's Book Account under the Plan in the event of such Participant's death during an Offering.

(b) The Participant may change such beneficiary designation at any time by written notice to the Committee. In the event of the death of the Participant and in the absence of a validly designated, surviving, beneficiary under the Plan, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if none has been appointed, then to the surviving spouse of the Participant or, if none, to such other person as the Company may designate.


            11. RIGHTS NOT TRANSFERABLE

            No right under this Plan, other than stock issued pursuant to the terms of the Plan not otherwise subject to restrictions on transfer ("Released Stock"), shall be assignable, alienable, saleable, or transferable by a

Participant other than by will or by the laws of descent and distribution. Each right under this Plan shall be exercisable during the Participant's lifetime only by the Participant, or, if permissible under applicable law, by the Participant's guardian or legal representative. No right hereunder (other than Released Stock) may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.


            12. ADMINISTRATION

            The Plan shall be administered by the Compensation Committee (the "Committee") designated by the Board of Directors of the Company to administer the Plan, which committee shall be composed of persons then serving as Directors of the Company. The Committee shall have full authority to:

            (i) determine when and how Purchase Rights shall be granted and the provisions of each Offering of such Purchase Rights;

            (ii) designate from time to time which subsidiaries of the Company shall be eligible to participate in the Plan;

            (iii) construe and interpret the Plan and Purchase Rights granted under the Plan;

            (iv) establish rules for the administration of the Plan and make administrative decisions regarding the Plan; and

            (v) remedy any defect, or omission or inconsistency in the Plan in a manner and to the extent necessary or expedient to make the Plan fully effective.

            All designations, determinations, interpretations, and other decisions made by the Committee under or with respect to the Plan shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any Participant, any holder or beneficiary of any right of participation, and any employee of the Company or of any affiliate.

            The Committee may delegate any one or more of its administrative functions (other than those set forth in (i) and (ii) above) to any individual(s) of its choice, in which case the use of the term "Committee" when used in reference to such functions under the Plan shall refer to such delegatee.


            13. ADJUSTMENT UPON CHANGES IN SECURITIES; CORPORATE TRANSACTIONS.

            (a) In the event a stock dividend, extraordinary cash dividend, spin-off, split-up, combination, exchange of shares, merger, consolidation, reorganization, recapitalization, or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust the maximum number of shares available under the Plan, the number and kind of shares subject to outstanding rights to purchase, and the terms relating to the purchase price with respect to such outstanding rights and take such other actions as the Committee, in its opinion, deems appropriate under the circumstances.

            (b) In the event of a Corporate Transaction, then (i) any surviving or acquiring entity may continue or assume the Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring entity does not assume such Purchase Rights or substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants' accumulated Payroll Deductions shall be used to purchase shares of Common Stock immediately prior to the Corporate Transaction under the then ongoing Offering, and the Participants' Purchase Rights under the ongoing Offering shall terminate immediately after such purchase.


            14. AMENDMENT OR TERMINATION

            The Board of Directors of the Company may, from time to time amend, suspend or discontinue this Plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law; provided however that shareholder approval will be required for any amendment that (i) increases the number of shares of Common Stock that can be issued under the Plan (except for any adjustment authorized in Paragraph 12(a), or (ii) changes the corporations whose employees may be offered Purchase Rights under the Plan (except for changes authorized in Paragraph 2(i). The Committee may also amend or alter the Plan from time to time in a manner not inconsistent with the Board's power to amend, suspend or discontinue the Plan.


            15. SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHAREHOLDER APPROVAL

            (a) The number of shares of Common Stock that may be purchased through the exercise of Purchase Rights under the Plan shall not exceed one hundred fifty-thousand (150,000) shares. The shares subject to purchase under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Plan Administrator in the market. If any Purchase Right or portion thereof terminates for any reason without being exercised, then the shares not purchased under such Purchase Right shall again become available for issuance under the Plan.

            (b) The Plan will be submitted for the approval of the Company's shareholders within twelve (12) months before or after the Effective Date. No Purchase Rights may be exercised prior to such shareholder approval. If Company shareholders do not grant such approval, this Plan shall be rendered void and without effect and any Payroll Deductions collected from Participants shall be refunded.

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            16. DEFINITIONS

            Whenever used herein, the following terms shall have the respective meanings set forth below:

"Board" means the Board of Directors of the Company. Any power reserved to the Board hereunder may be exercised by the Committee or by any other duly authorized committee of the Board that the Board may designate from time to time.

"Committee" means the Executive Compensation and Development Committee, or a successor committee, appointed by the Board in accordance with Paragraph 12.

"Company" means CAS Medical Systems, Inc. and any successor thereto.

"Corporate Transaction" means the occurrence, in a singe transaction or in a series of related transactions of any one or more of the following events:

            (i) a sale, lease, license or other disposition of all or substantially all of the assets of the Company;

            (ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

            (iii) a merger, consolidation or similar transaction following which the Company is the surviving corporation, but the shares of Common Stock outstanding immediately preceding such transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of cash, securities, or otherwise; or

            (iv) a merger, consolidation or similar transaction following which the Company is not the surviving corporation.

"Disposes" means, for purposes of Paragraph 4(f), any sale or disposition of Shares or the withdrawal of Shares from the Book Account maintained for a Participant by the Plan Administrator.

"Effective Date" means July 1, 2004.

"Fair Market Value" means, on any date, the average of the high and the low price of a share of Common Stock as reported on the OTC Bulletin Board, or any other established stock exchange on which the Common Stock is traded.

"Offering" means the grant to Eligible Employees of Purchase Rights to purchase shares of Common Stock under the Plan.

"Offering Date" means the date selected by the Committee for an Offering to commence, which unless otherwise specified by the Committee shall be January 1 and July 1 of each year. The Offering Date shall be the date on which the Purchase Right is granted in accordance with Treasury Regulation Section 1.421-7(c)(1).

"Plan Administrator" means the Committee, unless the Committee has delegated the particular administrative function to another person in accordance with Paragraph 12, in which case "Plan Administrator" shall refer to that person as regards that particular function.

"Purchase Date" means the date on which Purchase Rights granted under the Plan shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

"Purchase Right" means a right to purchase shares of Common Stock granted pursuant to the Plan.


Dated as of February 19, 2004